THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

AVON ENERGY PARTNERS PLC
(Adopted by Resolution In Writing of all the Members of the Company passed on the 7th day of May 1996)

PRELIMINARY

1     The regulations contained in Table A in The Companies
(Tables A to F) Regulations 1985 (as amended so as to affect companies first registered on the date of incorporation of the Company) shall, except as hereinafter provided and so far as not inconsistent with the provision of these Articles, apply to the company to the exclusion of all other regulations or Articles of Association. References herein to regulations are to regulations in the said Table A unless otherwise stated.

SHARE CAPITAL

2     The share capital of the Company is 50,000 pounds
sterling divided into 50,000 Ordinary Shares of 1 pound sterling each.

3

3.1 Subject to Section 80 of the Act, all unissued shares shall be at the disposal of the Directors and they may allot, grant options over or otherwise dispose of them to such persons, at such times, and on such terms as they think proper.

3.2

3.2.1 Pursuant to and in accordance with Section 80 of the Act the Directors shall be generally and unconditionally authorised to exercise during the period of five years from the date of incorporation of the Company all the powers of the Company to allot relevant securities up to an aggregate nominal amount of 50,000 pounds sterling;
3.2.2 by such authority the Directors may make offers or agreements which would or might require the allotment of relevant securities after the expiry of such period;
3.2.3 words and expressions defined in or for the purposes of the said Section 80 shall bear the same meanings in this Article.

3.3 Any allotment made pursuant to Article 3.2 may be made as if Section 89(1) of the Act did not apply.

PROCEEDINGS AT GENERAL MEETINGS

4 In the case of a corporation a resolution in writing may be signed on its behalf by a Director or the Secretary thereof or by its duly appointed attorney or duly authorized representative. Regulation 53 shall be extended accordingly. Regulation 53 (as so extended) shall apply mutatis mutandis to resolutions in writing of any class of members of the Company.

5 The members shall be deemed to meet together if, being in separate locations, they are nonetheless linked by conference telephone or other communication equipment which allows those participating to hear and speak to each other. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the Chairperson of the meeting then is.

6 An instrument appointing a proxy (and, where it is signed on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof) must either by delivered at such place or one of such places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting (or, if no place is so specified, at the registered office) before the time appointed for holding the meeting or adjourned meeting or be delivered to the Secretary (or the Chairperson of the meeting) on the day and at the place of, but in any event before the time appointed for holding, the meeting or adjourned meeting. The instrument may be in the form of a facsimile or other machine made copy and shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates. An instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not require again to be delivered for the purposes of any subsequent meeting to which it relates. Regulation 62 shall not apply.

7  The last sentence of Regulation 112 shall not apply.

ALTERNATE DIRECTORS

8 An alternate Director shall be entitled to receive notices of meetings of the Directors and of any committee of the Directors of which his appointor is a member and shall be entitled to attend and vote as a Director and be counted in the quorum at any such meeting at which his appointor is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director. If he shall be himself a Director or shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative. The signature of the alternate to any resolution in writing of the Directors shall be as effective as the signature of his appointor. Regulations 66 and 69 shall not apply.

9 An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointer may by notice in writing to the Company from time to time direct.

DELEGATION OF DIRECTORS' POWERS

10 In addition to the powers to delegate contained in Regulation 72, the Directors may delegate any of their powers or discretions (including without prejudice to the generality of the foregoing all powers and discretions whose exercise involves or may involve the payment of remuneration to or the conferring of any other benefit on all or any of the Directors) to committees consisting of one or more Directors and (if thought fit) one or more other named persons or persons to be co-opted as hereinafter provided. Insofar as any such power or discretion is delegated to a committee, any reference in these Articles to the exercise by the Directors of the power or discretion so delegated shall be read and construed as if it were a reference to the exercise thereof by such committee. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations which may from time to time be imposed by the Directors. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and may provide for members who are not Directors to have voting rights as members of the committee. Regulation 72 shall be modified accordingly.

APPOINTMENT AND RETIREMENT OF DIRECTORS

11 The Directors shall not be subject to retirement by rotation. Regulations 73 to 75 and the second and third sentences of Regulation 79 shall not apply, and other references in the said Table A to retirement by rotation shall be disregarded.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

12 The office of a Director shall be vacated in any of the events specified in Regulation 81 and also if he shall in writing offer to resign and the Directors shall resolve to accept such offer or if he shall be removed from office by notice in writing signed by all his co-Directors (being at least two in number) but so that if he holds an appointment to an executive office which thereby automatically determines such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the Company.

REMUNERATION OF DIRECTORS

13 Any Director who serves on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the Directors may determine. Regulation 82 shall be extended accordingly.

PROCEEDINGS OF DIRECTORS

14 The Directors shall take whatever steps they deem necessary or desirable to ensure that all of the Directors are kept fully informed, in a prompt manner, of the business of and decisions of any committee of the Directors. Without limitation, the agenda, the minutes and any papers circulated with them for each committee meeting shall be circulated to all the Directors at the same time as they are issued to the committee members.

15 The Directors, and any committee of Directors, shall be deemed to meet together if , being in separate locations, they are nonetheless linked by conference telephone or other communication equipment which allows those participating to hear and speak to each other. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the Chairperson of the meeting then is.

16 On any matter in which a Director is in any way interested he may nevertheless vote and be taken into account for the purposes of a quorum and (save as otherwise agreed) may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him thereunder or in consequence thereof. Regulations 94 to 98 shall not apply.

17 The third and fifth sentences of Regulation 88 shall not apply.

INDEMNITY

18

18.1 Subject to the provisions of and so far as may be permitted by law, every Director, Secretary or other officer of the Company shall be entitled to be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court. Regulation 118 shall not apply.

18.2 Without prejudice to Regulation 87 and to Article 18.1 the Directors shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time Directors, officers or employees of any Relevant Company (as defined in Article 18.3) or who are or were at any time trustees of any pension fund or employees' share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme.

18.3 For the purpose of Article 18.2, "Relevant Company" shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body.